Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Academy Sports + Outdoors Announces
Appointment of Sharen J. Turney to Board of Directors

KATY, TEXAS (PRNewswire August 5, 2021) – Academy Sports and Outdoors, Inc. (“Academy” or the “Company”) (Nasdaq: ASO) announced today, effective immediately, the appointments of Sharen J. Turney to its Board of Directors (the "Board"), its Compensation Committee and its Nominating and Governance Committee (the "Governance Committee"). Academy also announced today that Nathaniel (Nate) Taylor will step down as a member of the Governance Committee, effective concurrently with Ms. Turney's appointment to that committee. With these changes, Academy’s Board now comprises nine directors and the Governance Committee is now comprised entirely of independent members.

“We are very excited to add Sharen’s deep retail and e-commerce background to our Board", said Ken C. Hicks, Academy Chairman, President and CEO. "Her global experience was developed over three decades of senior executive roles at some of the most recognized brands in the world. As a native Oklahoman, she understands our customer. She also has unparalleled experience acquiring and retaining customers during a tremendous growth phase similar to the one Academy is entering. We look forward to leveraging her expertise along with her strong prior and current board experience.”

Ms. Turney, 64, previously served as the Chief Executive Officer of Russia-based denim brand Gloria Jeans. Before joining Gloria Jeans, Ms. Turney served as President and Chief Executive Officer of Victoria’s Secret, a division of L Brands, Inc., and as President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and e-commerce operation. Prior to that, Ms. Turney spent several years in various executive roles, including President and Chief Executive Officer of Neiman Marcus Direct, the direct marketing division of Neiman Marcus Group. Ms. Turney has also served as an advisor to several retailers and technology companies.

Currently, Ms. Turney serves on the Board of Directors of Alliance Data Systems Corp., including on its Nominating and Governance Committee and as Chair of its Compensation Committee. Previously, Ms. Turney served on the Board of Directors of Sweden-based designer sock and underwear brand Happy Socks AB, the Board of Directors of M/I Homes, Inc., and the Board of Directors of FULLBEAUTY Brands. Additionally, Ms. Turney serves as a Director of the University of Oklahoma Foundation, including on its Investment Committee, and served as a Director of Nationwide Children’s Hospital, Inc., including as Chairman of the Board of its Research Institute. Ms. Turney received her bachelor’s degree from the University of Oklahoma and serves on the Baker Retailing Center Industry Advisory Board at Wharton School at the University of Pennsylvania.

The Board selected Ms. Turney because of her prior board and executive leadership roles, extensive digital/e-commerce, marketing, operations, financial skills, and her experience as both a retailer and vendor serving the retail community.

Exhibit 99.1

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 259 stores across 16 contiguous states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of 19 private label brands, which go well beyond traditional sporting goods and apparel offerings. For more information, visit www.academy.com.

SOURCE: Academy Sports and Outdoors, Inc.

###
Media inquiries:
Elise Hasbrook, Vice President Communications
281.253.8200
elise.hasbrook@academy.com

Investor inquiries:
Matt Hodges, Vice President Investor Relations
281.646.5362
matt.hodges@academy.com
2